[Office Depot Logo]	NEWS RELEASE

CONTACT:	Sean McHugh Investor Relations 561/438-0385 smchugh@officedepot.com

Brian Levine Public Relations 561/438-2895 blevine@officedepot.com

OFFICE DEPOT ANNOUNCES SECOND QUARTER 2004 RESULTS

•	GAAP Earnings Per Share of $0.25, Up 32%
•	Worldwide Revenue Grew 12%; Operating Profit Up 47%
•	Second Consecutive Quarter of Positive NA Retail Comps
•	Cautiously Optimistic Outlook for the Second Half of 2004

Delray Beach, Fla., July 22, 2004 — Office Depot, Inc. (NYSE: ODP) today announced second quarter results for the fiscal period ended June 26, 2004. All numbers are presented on a GAAP basis unless otherwise specifically indicated.

Total Company sales for the second quarter of 2004 were $3.2 billion, a 12% increase compared to the second quarter of 2003. For the first six months of 2004, sales grew by 15% compared to the first half of 2003. Worldwide comparable sales in the 925 stores and 80 delivery centers that have been open for more than one year increased by 2%, both for the second quarter of 2004 and for the first half of 2004. Global e-commerce sales reached $742 million, an increase of 22% compared to the second quarter of last year.

Operating profit for the second quarter was $120 million, representing a 47% increase over the same period in 2003. This increase was primarily the result of continued improvement in North American Retail performance and the addition of Guilbert to our International Group in June 2003. Net earnings per diluted share were $0.25, compared with $0.19 for the same period last year. Included in second quarter 2004 results was a $0.02 per share gain related to the settlement of certain commercial legal claims. Last year, miscellaneous income included a $0.03 per share foreign exchange benefit related to the funding of the Guilbert acquisition.

Operating profit for the first six months was $295 million, an increase of 22% compared to the same period in 2003. For the first half of 2004, earnings per diluted share were $0.62, compared to $0.45 for the same period last year. Included in our 2003 results was the adoption of EITF 02-16, which reduced diluted earnings per share by $0.08 for the first quarter. Additional information on this standard can be found in our 2003 Form 10-K and our 2004 Form 10-Q filed with the SEC this morning and available on our website at www.officedepot.com.

Bruce Nelson, Office Depot’s Chairman & Chief Executive Officer, commented, “Our ongoing North American retail merchandise growth initiatives showed encouraging results this quarter, generating 3% positive comps in our North American stores. Sales of technology products continued to lead our improved retail performance and core office supply margins continued to increase.

“While we are encouraged by many aspects of our business, we do not want to minimize the challenges we face in achieving our financial objectives for the second half of 2004. We begin our retail expansion into the Northeast, open approximately 80 new M2 format stores in the next five months and complete approximately 40 M2 remodels of older stores before the end of the year. We also face greater than expected severance-related costs during the second half of the year in our French operations, where we are relocating one of our large warehouse operations.”

International Group

Sales in the International Group increased 45% (38% in local currency) in the second quarter and 68% (56% in local currency) in the first six months of 2004 compared to the same periods in 2003. The change in exchange rates from the corresponding periods of the prior year increased sales reported in U.S. dollars by $42.0 million for the quarter and $122.9 million for the first six months of the year. The increase in sales also reflects the inclusion of the Guilbert contract business since its acquisition on June 2, 2003. Second quarter revenues, measured in U.S. dollars, increased in all countries, while local currency declines were primarily in Germany, the Netherlands and Japan. European catalog sales declined slightly as continued improvement in the United Kingdom was offset by softness in other major European countries. Catalog sales in recently opened markets continue to show strong percentage growth. Comparable contract sales (primarily Guilbert) declined in the quarter and year to date. European retail comp sales were positive for the second consecutive quarter, and positive retail comps are expected to continue over the second half of 2004.

Gross profit as a percentage of sales decreased in the second quarter of 2004, reflecting a higher mix of lower margin contract sales, partially offset by better buying and increased purchasing discounts following our acquisition of Guilbert. Selling and warehouse expenses as a percent of sales declined compared to the prior year because of planned cost reductions, and leverage from higher sales volume. Segment operating profit increased 51% (43% in local currency) in the second quarter and 70% (58% in local currency) for the first six months of 2004 compared to the same periods in 2003. International segment operating profit, when translated into U.S. dollars, benefited from foreign exchange rates by $7.1 million during the quarter and $19.9 million during the first six months.

“Our International operating performance during the quarter remained solid, despite the continued softness in Germany and slower growth rates than planned in our Guilbert operations. We are implementing several initiatives to reinvigorate growth in our contract segment, and we expect to see results later this year. Overall, we continue to excel in Europe, which is one of our seven global strategic objectives,” commented Nelson.

Early in July, the Company reached an agreement with its French Works Council on the planned closure of an existing Office Depot warehouse in France by mid-2005. These operations will be transferred to a newly constructed warehouse with less costly and more efficient operations. We expect severance-related and relocation costs to be approximately $19 million in 2004 and 2005, with approximately $4.3 million of this total already included in our 2004 financial plan. We expect to incur an incremental $8 million of cost in 2004, with the balance to be incurred in 2005.

The Company continues to plan for International sales growth in the low to mid single digit range in local currencies in the second half of this year.

Business Services Group

Business Services Group sales increased 3% in the second quarter and 2% in the first half of 2004. The increase reflects 3% growth in the contract business for both the quarter and year to date, offset by some catalog sales declines early in the year. Catalog sales have shown improved trends during the second quarter. Domestic e-commerce sales grew by 12% during the quarter and first six months of 2004.

The segment experienced gross margin pressure because of an increased mix of larger national contract accounts and catalog promotional activity. This pressure was more than offset by continued reductions in warehouse and distribution costs as a percentage of sales. Segment operating profit increased 5% in the second quarter and 2% for the first six months of 2004 compared to the same periods in 2003.

Nelson noted, “We continue to benefit from our focused growth initiatives in the large customer segment. The strategic realignment of our sales force is taking hold, and we expect to see growth in our small and medium customer segments for the remainder of the year. While overall catalog sales remained soft for the quarter, the comp sales trend improved over 300 basis points compared to the second quarter last year, reflecting our improved direct marketing efforts. North American warehouse operating costs, in absolute dollars and as a percentage of sales, declined once again. Warehouse operating costs have now declined in each of the past thirteen quarters, reflecting our ongoing commitment to control costs while enhancing quality for our customers.”

For the second half, the Company is projecting BSG sales growth in the mid single digit range, with accelerating growth rates in our North American catalog operations.

North American Retail

Sales in the North American Retail Division increased 5% in both the second quarter and the first six months of 2004, compared to the same periods in 2003. Comparable store sales in the 867 stores in the U.S. and Canada that have been open for more than one year increased 3% for both the second quarter and the first half of 2004. The increase in comparable retail sales was primarily attributable to increased sales of technology products, which were a direct result of merchandising initiatives launched in the fourth quarter of 2003.

Gross margins increased as a percentage of sales during the quarter because of reduced shrink and occupancy costs, with some offset from increased sales of lower margin technology products. Gross margin percentages in core office supplies and furniture categories increased on a year-over-year basis. Store and warehouse expenses declined as a percentage of sales as we gained payroll leverage and anniversaried higher operating costs incurred in 2003 with the launch of Ink Depot. Segment operating profit increased 54% in the second quarter and 12% for the first six months of 2004 compared to the same periods in 2003.

Nelson commented, “We are encouraged with our continued positive comps in North American Retail, and we expect to continue to see positive comp sales throughout the remainder of 2004. The rollout of the new M2 store format, both for remodels and new stores, will help drive our future retail growth. North American retail sales are projected to grow in the high single digit to low teens range in the second half. We believe that our current portfolio of merchandising and cost reduction initiatives will grow our North American Retail profits in the low to mid teens percentage range. We did, however, see some softening of retail momentum in June and July to date, which adds to our cautionary view of the second half. We will have better visibility about the quarter after our Back to School initiatives, which we believe are the best offerings we have ever had in this important season.”

During the second quarter, the Company opened one new office supply store. At the end of the second quarter, Office Depot operated a total of 901 office products superstores throughout the U.S. and Canada.

Outlook

“We are proud of the performance of 50,000 world-wide employees through the first half of 2004,” said Nelson. “Sales and operating profits are up in each of our business segments. We’ve launched an exciting new retail format that will fuel our Northeast expansion. We also plan to open and remodel more stores this year than at any time in the last five years.

“However, a number of retailers have experienced some softness in their recent sales outlook and, indeed, our retail sales have been below our expectations in the last few weeks. We are not prepared at this time to change our overall outlook for 2004, but we approach the second half of 2004 with a mixture of both caution and optimism. We intend to do everything possible to meet our own objectives and, more importantly, to set the stage for significant growth in 2005 and beyond.”

Nelson continued, “I am confident about our overall direction, and about the strong team we have assembled to take on the many challenges of growing our business. We are committed to maintaining our strong balance sheet and creating value for our shareholders as we enter our next growth phase.”

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today’s date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

About Office Depot

With annual sales of more than $12 billion, no one sells more office supplies to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, Fla., the company conducts business in 23 countries and employs nearly 50,000 people worldwide.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number three online retailer – generating $2.6B in sales for FY’03. In North America, Office Depot has 901 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and its 10-Q and 8-K filings made from time to time, including in particular its 10-Q filing made on the date of this press release. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 26,	June 28,	June 26,	June 28,
	2004	2003	2004	2003
Sales	$3,162,324	$2,815,691	$6,767,477	$5,871,560
Cost of goods sold and occupancy costs	2,188,628	1,955,575	4,657,789	4,052,466

Gross profit	973,696	860,116	2,109,688	1,819,094
Store and warehouse operating and selling expenses	699,667	651,461	1,489,714	1,322,625
General and administrative expenses	150,809	126,698	316,765	251,972
Other operating expenses	3,335	212	7,867	1,447

Operating profit	119,885	81,745	295,342	243,050

Other income (expense):
Interest income	4,416	4,505	7,872	9,855
Interest expense	(13,988)	(11,517)	(31,272)	(23,255)
Miscellaneous income, net	3,768	13,606	8,418	16,166

Earnings from continuing operations before income taxes and cumulative effect of accounting change	114,081	88,339	280,360	245,816
Income taxes	34,224	28,710	84,939	82,252

Earnings from continuing operations before cumulative effect of accounting change	79,857	59,629	195,421	163,564
Discontinued operations, net	—	—	—	1,153
Cumulative effect of accounting change, net	—	—	—	(25,892)

Net earnings	$79,857	$59,629	$195,421	$138,825

Earnings per share from continuing operations before cumulative effect of accounting change:
Basic	$0.26	$0.19	$0.63	$0.53
Diluted	0.25	0.19	0.62	0.52
Cumulative effect of accounting change:
Basic	—	—	—	(0.08)
Diluted	—	—	—	(0.08)
Net earnings per share:
Basic	$0.26	$0.19	$0.63	$0.45
Diluted	0.25	0.19	0.62	0.45

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	June 26,	December 27,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$904,562	$790,889
Short-term investments	151,019	100,234
Receivables, net	1,122,352	1,112,417
Merchandise inventories, net	1,167,536	1,336,341
Deferred income taxes	157,295	169,542
Prepaid expenses and other current assets	98,724	67,305

Total current assets	3,601,488	3,576,728
Property and equipment, net	1,282,729	1,244,295
Goodwill	1,001,322	1,004,122
Other assets	311,638	320,097

Total assets	$6,197,177	$6,145,242

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,146,914	$1,323,179
Accrued expenses and other current liabilities	780,354	809,073
Income taxes payable	186,349	132,085
Current maturities of long-term debt	9,576	12,916

Total current liabilities	2,123,193	2,277,253
Deferred income taxes and other long-term liabilities	263,256	244,600
Long-term debt, net of current maturities	825,126	829,302
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued 402,539,636 in 2004 and 398,822,742 in 2003	4,025	3,988
Additional paid-in capital	1,225,784	1,175,497
Unamortized value of long-term incentive stock grants	(1,683)	(1,362)
Accumulated other comprehensive income	175,253	214,764
Retained earnings	2,500,158	2,304,737
Treasury stock, at cost – 89,456,387 shares in 2004 and 88,628,803 in 2003	(917,935)	(903,537)

Total stockholders’ equity	2,985,602	2,794,087

Total liabilities and stockholders’ equity	$6,197,177	$6,145,242

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	26 Weeks Ended
	June 26,	June 28,
	2004	2003
Cash flow from operating activities:
Net earnings	$195,421	$138,825
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net	—	25,892
Depreciation and amortization	127,772	110,761
Charges for losses on inventories and receivables	58,206	69,782
Changes in working capital and other	(73,765)	(171,127)

Net cash provided by operating activities	307,634	174,133

Cash flows from investing activities:
Acquisition, net of cash acquired	(7,900)	(624,998)
Capital expenditures	(167,978)	(91,465)
Deposit on asset group purchase	(15,729)	—
Proceeds from disposition of assets and deposits received	28,786	38,938
Purchase of short-term investments	(50,000)	—
Sale of short-term investments	—	6,435

Net cash used in investing activities	(212,821)	(671,090)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	45,674	9,473
Proceeds from borrowings	—	24,258
Acquisition of treasury stock	(14,189)	—
Net payments on long- and short-term borrowings	(6,804)	(8,296)

Net cash provided by financing activities	24,681	25,435

Effect of exchange rate changes on cash and cash equivalents	(5,821)	54,462

Net increase (decrease) in cash and cash equivalents	113,673	(417,060)
Cash and cash equivalents at beginning of period	790,889	877,088

Cash and cash equivalents at end of period	$904,562	$460,028

Supplemental disclosure of other cash flow activities:
Interest paid	$30,773	$20,170
Income taxes paid	35,337	63,386
Supplemental disclosure of non-cash investing and financing activities:
Assets acquired under capital leases	$14,100	$684

OFFICE DEPOT, INC.
SEGMENT INFORMATION
(In millions)
(Unaudited)

International Group

	Second Quarter				First Half
	2004		2003		2004		2003
Sales	$826.8	100.0%	$570.9	100.0%	$1,801.6	100.0%	$1,073.4	100.0%
Cost of goods sold and occupancy costs	505.3	61.1%	341.8	59.9%	1,104.1	61.3%	634.3	59.1%

Gross profit	321.5	38.9%	229.1	40.1%	697.5	38.7%	439.1	40.9%
Store and warehouse operating and selling expenses	214.7	26.0%	158.5	27.8%	453.6	25.2%	295.8	27.6%

Segment operating profit	$106.8	12.9%	$70.6	12.3%	$243.9	13.5%	$143.3	13.3%

Business Services Group

	Second Quarter				First Half
	2004		2003		2004		2003
Sales	$995.5	100.0%	$967.6	100.0%	$2,021.9	100.0%	$1,991.9	100.0%
Cost of goods sold and occupancy costs	683.1	68.6%	651.6	67.3%	1,377.2	68.1%	1,342.8	67.4%

Gross profit	312.4	31.4%	316.0	32.7%	644.7	31.9%	649.1	32.6%
Store and warehouse operating and selling expenses	216.4	21.7%	224.3	23.2%	451.9	22.4%	460.4	23.1%

Segment operating profit	$96.0	9.7%	$91.7	9.5%	$192.8	9.5%	$188.7	9.5%

North American Retail Division

	Second Quarter				First Half
	2004		2003		2004		2003
Sales	$1,340.5	100.0%	$1,278.1	100.0%	$2,945.1	100.0%	$2,807.8	100.0%
Cost of goods sold and occupancy costs	1,000.6	74.6%	962.6	75.3%	2,177.2	73.9%	2,076.1	73.9%

Gross profit	339.9	25.4%	315.5	24.7%	767.9	26.1%	731.7	26.1%
Store and warehouse operating and selling expenses	268.6	20.1%	269.1	21.1%	584.3	19.9%	567.1	20.2%

Segment operating profit	$71.3	5.3%	$46.4	3.6%	$183.6	6.2%	$164.6	5.9%